Exhibit 99.1

Kreido Biofuels CEO Steps Down; Board Names Interim CEO and Expands the Board of Directors

Camarillo, Calif., July 27, 2007 – The Board of Directors of Kreido Biofuels, Inc. (OTC BB: KRBF), a renewable energy company, announced today that it has accepted the resignation of Chief Executive Officer Dr. Joel Balbien, effective immediately, and has appointed Kreido Board member G.A. Ben Binninger as interim Chief Executive Officer. In addition, Richard A. Redoglia and Murli Tolaney have been elected to the company’s board.

Betsy Wood Knapp, Kreido’s Chair of the Board, stated, “We appreciate Dr. Balbien’s efforts on the part of Kreido. He led us through our public offering and helped set the course for commercializing our proprietary technology in biodiesel production and will remain available to provide advice and assistance to the company through October 31, 2007. I am pleased to appoint Ben Binninger as Kreido’s interim CEO. We are fortunate to have someone with Ben’s 30 years experience in fuels and chemicals to continue the progress being made in carrying out our business plan. Investors will continue to hear about our progress in the coming weeks and months.”

Newly appointed Kreido interim Chief Executive Officer Ben Binninger, remarked on his appointment, “I look forward to helping the Kreido team demonstrate the value and capabilities of the STT System by working to execute on current initiatives so that our plants are online in 2008. I am confident that my familiarity with Kreido’s technology, business and people will enable me to be immediately effective.”

Mr. Binninger previously served as Kreido’s Chief Operating Officer and as a consultant to Kreido Laboratories, a wholly owned subsidiary of Kreido Biofuels. Mr. Binninger has hands-on experience leading both large and small technologically sophisticated global process and service businesses with Atlantic Richfield Company (ARCO), Rio Tinto Borax, Exxon and Hercules. Mr. Binninger has a B.E. degree in Chemical Engineering from Manhattan College and a M.B.A. from Harvard University.

The Board is conducting a comprehensive search to fill the CEO position with a leader who has the experience and skills to capitalize on all the opportunities Kreido has before it.

Kreido Announces New Board Members
Commenting on the new board appointments, Chair of the Board, Knapp stated, “Richard and Murli are two proven business executives who bring an exceptional degree of leadership and expertise to our board, as well as depth and breadth of experience in the engineering, environmental and financial industries. They will add valuable strategic guidance to Kreido as we continue to execute our business strategy.”

Mr. Redoglia has more than 25 years of experience in the energy/finance industry including long tenures with two global financial institutions, running their energy institutional brokerage operations. He currently serves as Executive Director of Global Energy Horizons (GEH), a strategic investment firm focused on businesses within the energy industry. Prior to GEH, he was the Director of Global Energy Futures Group for ABN AMRO Inc. During his 15-year tenure with Merrill Lynch, Mr. Redoglia rose to the position of Director of the Energy Commodities Group.

Mr. Tolaney is Chairman of Montgomery Watson Harza (MWH), a privately owned global environmental engineering, management, technology and construction company. Mr. Tolaney joined MWH in 1973 as a Senior Engineer and in 1992 became its Chief Executive Officer, a position he held until 2001 when he assumed his current post of Chairman of this 130 office worldwide, 6,000 employee firm.

Realignment of Key Staff
The Board, at the recommendation of the interim CEO Ben Binninger, has realigned the company’s management team:

•	Phil Lichtenberger, who has been Senior Vice President and Chief Financial Officer, has been appointed Chief Operating Officer.

•	John Philpott, who has been the company’s Chief Accounting Officer, will now take the position of Chief Financial Officer.

•	Larry Sullivan will continue in his role as the company’s Chief Technology Officer.

About Kreido Biofuels
Kreido Biofuels, Inc. has invested $20 million to provide the world renewable energy through its proprietary process intensification technology – the STT® system. The Company is currently developing biodiesel plants in the U.S. that will have an anticipated aggregate nameplate capacity of 100 million gallons per year. Kreido’s plants are built around its STT® 30G biodiesel production unit, a complete pipe-to-pipe biodiesel production system that significantly improves the efficiency, quality, and process control of biodiesel production. Committed to building a sustainable future, Kreido Biofuels’ plants have a smaller footprint and offer feedstock flexibility. The Company plans to license its biodiesel technology internationally and to third-party biodiesel producers in the U.S. Kreido Biofuels is based in Camarillo, California. STT is a registered USPTO trademark of Kreido Biofuels, all rights reserved. For more information about Kreido Biofuels, visit www.kreido.com.

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